NEWS RELEASE
April 20, 2016

FOR IMMEDIATE RELEASE
Contact: Michael J. Blodnick
(406) 751-4701
GLACIER BANCORP, INC. ANNOUNCES ACQUISITION OF
TREASURE STATE BANK IN MISSOULA, MONTANA

KALISPELL, MONTANA - Glacier Bancorp, Inc. (NASDAQ: GBCI) today announced the signing of a definitive agreement to acquire Treasure State Bank (OTC Pink: TRSU), a community bank based in Missoula, Montana. The acquisition marks Glacier’s 18th acquisition since 2000 and its sixth announced transaction in the past three years. Treasure State Bank provides banking services to individuals and businesses in the greater Missoula market. As of December 31, 2015, Treasure State Bank had total assets of $71 million, gross loans of $53 million and total deposits of $58 million.
The boards of Glacier and Treasure State Bank unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing. The transaction provides for the payment to Treasure State Bank shareholders of a unit consisting of $1.9570 per share in cash and 0.2030 shares of Glacier common stock. Based on the closing price of $26.50 for Glacier shares on April 20, 2016, the transaction would result in an aggregate value of $12.9 million, or $7.34 per fully diluted Treasure State Bank common share. As of December 31, 2015, Treasure State Bank had tangible equity of $9.5 million. Upon closing of the transaction, which is anticipated to take place in the third quarter of 2016, the branch of Treasure State Bank will be merged into Glacier Bank and become part of the First Security Bank banking division.
"We are delighted to be adding Treasure State Bank to the Glacier family of banks,” stated Mick Blodnick, Glacier's President and Chief Executive Officer. “This is an exciting opportunity to expand our presence in Missoula by adding some very seasoned and knowledgeable bankers." Blodnick added, "Treasure State Bank will be a really nice fit with our existing First Security Bank banking division. They also bring an outstanding branch office, solid earnings, strong customer relationships, and a solid core deposit base." Blodnick also noted that the transaction will be immediately accretive to Glacier's earnings per share.
Jim Salisbury, Chairman, President and CEO of Treasure State Bank, commented, “We are excited to become part of the Glacier family of banks. I am pleased to say that Glacier values our employees as much as we do, so our valued customers will see no change in the individual who will greet and service them with their banking needs. In addition, this partnership gives our customers access to Glacier ATMs and banking facilities throughout Missoula and the region. With approximately 70% of the transaction in the form of Glacier stock, our shareholders will be accepting shares in one of the best banks in the country that has a long proven record of performance, shareholder return, dividend payments and excellent market liquidity.”
Glacier management will review additional information regarding the transaction in a conference call beginning at 9 a.m. Mountain Time on Thursday, April 21, 2016. The call may be accessed by dialing (877) 561-2748 and the conference ID is 80890808. A slide presentation to accompany management’s commentary may be accessed from Glacier’s April 21, 2016 8-K filing with the SEC or at http://www.snl.com/IRWebLinkX/presentations.aspx?iid=1023792.
Glacier was advised in the transaction by Miller Nash Graham & Dunn LLP as legal counsel. Treasure State Bank was advised by D.A. Davidson & Co., as financial advisor, and Bjornson Law Offices, PLLC, as legal counsel.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 88 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d'Alene, operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah; First Bank of Wyoming, Powell, and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and Bank of the San Juans, Durango, operating in Colorado.

Visit Glacier’s website at http://www.glacierbancorp.com
Forward-Looking Statements
This news release includes forward-looking statements, which describe management's expectations regarding future events and developments such as the benefits of the business combination transaction involving Glacier and Treasure State Bank, continued success of the Glacier’s style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Glacier’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Glacier than expected and adversely affect Glacier’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (3) costs or difficulties related to the integration of acquisitions are greater than expected; or (4) legislation or regulatory requirements or changes adversely affect the businesses in which Glacier is engaged.